Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-257873) on Form S-8 of Alzamend Neuro, Inc. of our report dated July 19, 2022 relating to the financial statements of Alzamend Neuro, Inc. appearing in this annual report on Form 10-K of Alzamend Neuro, Inc. for the year ended April 30, 2022.

/s/ BAKER TILLY US, LLP

San Diego, CA

July 19, 2022